Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces March Cash Distribution and Provides 2018 Capital Summary and 2018 Operating and Financial Sensitivity Analysis

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

Release

For Immediate Release

Houston, Texas — February 28, 2018 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.03987 per unit, payable on March 26, 2018 to unitholders of record on March 12, 2018. The Trust’s distribution calculation relates to net profits and overriding royalties generated during January 2018 as provided in the conveyance of net profits and overriding royalty interest.  All information in this press release has been provided to the Trustee by PCEC.

The current month’s calculation for the Developed Properties resulted in $2.1 million of revenues less direct operating expenses and development costs.  The current month’s revenues were $4.5 million, lease operating expenses including property taxes were $2.1 million and capital expenditures were $0.4 million. Average realized prices for the Developed Properties were $66.34 per Boe in January, as compared to $60.55 per Boe in December. Net profits for the month of January for the Developed Properties were $1.7 million.

The current month’s calculation included $69,000 for the 7.5% overriding royalty on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $63.24 per Boe in January, as compared to $57.87 per Boe in December. The cumulative net profits deficit for the Remaining Properties, including the 7.5% overriding royalty payments, decreased $76,000 and totals $1.5 million for January.

The net cash flow available for distribution to the holders of units of beneficial interest is approximately $1.5 million.  The proceeds expected to be received by the Trust in March of $1.7 million consist of $1.7 million in income from the Developed Properties and approximately $69,000 in income from the 7.5% overriding royalty on the Remaining Properties.  The proceeds to be received by the Trust will be partially offset by $89,000 for the monthly operating and services fee payable to PCEC and $100,000 in Trust general and administrative expenses resulting in the net cash flow available for distribution of approximately $1.5 million.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of January 2018:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	67,556	$66.34
Remaining Properties (b)	15,738	$63.24

(a) Crude oil sales represented 100% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

West Pico Natural Gas Export Line Update

Due to a temporary shutdown downstream of the natural gas export pipeline from West Pico, West Pico has had to temporarily shut in select wells to limit the amount of associated gas produced from oil production.  West Pico net production attributable to the Developed Properties prior to the shutdown was approximately 320 Boe/d (approximately 260 Boe/d net to the Trust).  During the shutdown months, which began in December 2017 and are expected to last through early 2018, production is down by approximately 40%.  Following the return to service of the natural gas export line, West Pico is expected to return production to levels similar to those prior to the shutdown months.

2018 Capital Program Summary and 2018 Operating and Financial Sensitivity Analysis

2018 Capital Program Summary

PCEC has informed the Trustee that its 2018 capital program is expected to total approximately $9.9 million. This includes $7.7 million for capital projects which are expected to produce significant incremental cash flow and return on capital to the benefit of ROYT unit holders and $2.3 million for regulatory, safety and mandatory projects. Of the $7.7 million for capital projects, $4.1 million is for nine Orcutt Diatomite re-drills, $1.5 million for a gas-fired microturbine at West Pico, $0.8 million for eight Orcutt Conventional injection projects, $0.8 million for 11 Orcutt Diatomite additional perforations, $0.3 million for two Orcutt Conventional additional perforation projects and $0.2 million for non-operated rate generating projects. This total includes expected investments of approximately $6.5 million ($5.2 million net to the Trust’s interest) in the Developed Properties and approximately $3.4 million expected to be spent on the Remaining Properties ($0.9 million net to the Trust’s interest).

2018 Operating and Financial Sensitivity Analysis (1)

PCEC has provided the Trustee with the following operating and financial sensitivity analysis for the Trust for 2018. The Trust assumes no responsibility for the sensitivity analysis set forth below, but is providing the information furnished by PCEC as a matter of disclosure to the unit holders. Neither the Trust nor the Trustee was involved in the preparation of such sensitivity analysis, and it is included here for informational purposes only.

The following sensitivity analysis is subject to all of the cautionary statements and limitations described below and under the caption “Cautionary Statement Regarding Forward-Looking Information.” In addition, PCEC’s estimates of future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to permitting delays or denials, transportation and processing availability, mechanical failure, human error, weather and numerous other factors. PCEC’s estimates are based on certain other assumptions, such as well performance and the timing of permitting approvals, which may actually prove to vary significantly from those assumed. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of PCEC’s properties and the amount of maintenance activity required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices, and PCEC cannot fully predict such future commodity prices or operating costs. Similarly, price differentials are set by the market and are not within PCEC’s control. They can vary dramatically from time to time. Capital expenditures are based on PCEC’s current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The sensitivity analysis below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the information simply sets forth PCEC’s best estimate today for these matters based upon its current expectations about the future based upon both stated and unstated assumptions. Actual conditions and those assumptions may, and probably will, change over the course of the year.

	Production Year 2018
Pricing
Assumed Brent Oil Price ($/bbl)	$60.00
Total Developed Properties
Daily Net Production (boe/d) (2)	2,450	-	2,580
Assumed Price Differential ($/boe discount to Brent)	$(6.50)
Expenses ($/boe) (3)	$32.80	-	$29.40
Capital Expenditures ($mm)	$6.8	-	$6.5
Developed Properties Cash Flow ($mm)	$11.7	-	$16.2
80% Net Profits Interest ($mm)	$9.3	-	$13.0
Total Remaining Properties (4)
Orcutt Daily Oil Production (bbl/d)	520	-	550

Assumed Price Differential ($/boe discount to Brent)	$(9.10)
7.5% Overriding Royalty Interest ($mm) (5)	$0.7	-	$0.8
Quarterly G&A / Op Svcs Fee ($mm) (6)	$1.9	-	$1.9
Total Trust Cash Flow ($mm)	$8.2	-	$11.8
Distribution Per Unit ($/unit)	$0.21	-	$0.31

(1)

Sensitivity analysis is provided on the basis of production periods, not distribution periods (i.e., production from January — December 2018 representing distributions paid to unitholders March 2018 — February 2019). Expenses and development capital estimates are based on flat $60 per barrel Brent crude oil and $3.00 per mcf natural gas price levels. Operating costs generally move with commodity prices but do not typically increase or decrease as rapidly as commodity prices.

(2)	Daily net production is estimated to be comprised of 96.4% oil.
(3)	Comprised of lease operating expenses and taxes.
(4)

The Remaining Properties are expected to continue to pay an Overriding Royalty Interest of 7.5% on revenues less taxes for production in the Orcutt fields during the projected periods presented. Production from Remaining Properties other than the Orcutt fields is expected to be immaterial. Cumulative deficit of the Remaining Properties NPI is expected to be approximately $1.6 million at the end of production month December 2018.

(5)	Reflects impact of estimated tax on gross revenues generated from Orcutt fields before giving effect to 7.5% Overriding Royalty Interest.
(6)	Includes monthly fee paid to PCEC for operating and informational services as well as certain estimated general and administrative fees incurred by the Trust.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include PCEC’s estimates regarding its 2018 capital program, the amount and date of any anticipated distribution to unitholders, the expected length of the shutdown of select wells in West Pico, and the expected production levels of those wells following their return to service. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10, 2017, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002